As filed with the Securities and Exchange Commission on May 6, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKARI THERAPEUTICS, PLC

(Exact name of Registrant as specified in its charter)

England and Wales	98-1034922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22 Boston Wharf Road FL 7

Boston, MA 02210

(929) 274-7510

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Abizer Gaslightwala

President and Chief Executive Officer

Akari Therapeutics, Plc

22 Boston Wharf Road FL 7

Boston, MA 02210

(929) 274-7510

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sam Zucker, Esq.

Justin Platt, Esq.

601 Marshall St.

Redwood City, CA 94063

(650) 752-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 6, 2025

AKARI THERAPEUTICS, PLC

51,770,782,000 Ordinary Shares
Represented by 25,885,391 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 25,885,391 American Depositary Shares, or ADSs, representing up to an aggregate of 51,770,782,000 ordinary shares, par value $0.0001 per share, or ordinary shares, of Akari Therapeutics, Plc, or ordinary shares, consisting of (a)(i) 4,987,626 ADSs issued to certain of the selling shareholders in a private placement, or the March Private Placement, pursuant to a securities purchase agreement, dated March 2, 2025, by and among us and the investors listed therein, or the March SPA and (ii) 16,628,061 ADSs issuable upon the exercise of warrants issued pursuant to the March SPA; (b) 25,000 ADSs issued to representatives of Jenene Thomas Communications, LLC, or JTC, pursuant to an investor relations agreement, dated December 10, 2024, by and between JTC and us, or the JTC Agreement; (c)(i) 1,713,402 ADSs issued to certain of the selling shareholders in a private placement, or the November Private Placement, pursuant to a securities purchase agreement, dated November 13, 2024, by and among us and the investors listed therein, or the November SPA and (ii) 1,713,402 ADSs issuable upon the exercise of warrants issued pursuant to the November SPA; (d) 172,344 ADSs issued to Paulson Investment Company, LLC, or Paulson, and its representatives pursuant to a placement agent agreement, dated February 5, 2025, that we entered into with Paulson, or the March Placement Agent Agreement; (e) 204,000 ADSs issued to Paulson and its representatives pursuant to a placement agent agreement, dated November 8, 2024, that we entered into with Paulson, or the November Placement Agent Agreement; (f)(i) 96,970 ADSs issued to Dr. Ray Prudo in connection with the conversion of the outstanding balance of that certain promissory note, issued on May 10, 2024, or the Prudo Note, and (ii) 96,970 ADSs issued to Dr. Samir Patel in connection with the conversion of the outstanding balance of that certain promissory note, issued on May 10, 2024, or the Patel Note; (g) 121,500 ADSs issued to Paulson and its representatives pursuant to an advisory agreement, dated January 25, 2024, by and between Paulson and us, or the Advisory Agreement and (h) 126,116 ADSs issued to Paulson and its representatives pursuant to a placement agent agreement, dated December 11, 2023, by and between Paulson and Peak Bio, Inc., our wholly-owned subsidiary, or Peak Bio, or the December Placement Agent Agreement, in satisfaction of Peak Bio’s obligations thereunder.

The selling shareholders are identified in the table commencing on page 13. Each ADS represents 2,000 ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX.” On May 5, 2025, the closing price of our ADSs on the Nasdaq Capital Market was $1.42 per ADS.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 3 and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025.

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About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Akari,” “the Company” and “our Company” refer to Akari Therapeutics, Plc and its wholly-owned subsidiaries. References to “ordinary shares,” “ADSs,” and “share capital” refer to the ordinary shares, ADSs, and share capital, respectively, of Akari.

Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We have obtained the statistical data, market data and other industry data and forecasts used in this prospectus and in our SEC filings incorporated herein by reference from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

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Prospectus Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part.

Overview

We are an oncology company developing next-generation antibody-drug conjugates, or ADCs, designed around novel, proprietary cancer-killing toxins, or payloads. We believe these novel payloads may have the potential to transform the efficacy and safety outcomes of ADCs as cancer therapies beyond options that are currently available or in development.

ADCs are a class of cancer therapies that combine the precision targeting of antibodies with payload toxins that attack cancer cells. To date, innovation in the field of ADC therapies has focused primarily on the development of novel antibodies linked to existing classes of payload toxins. For example, there is a range of approved ADCs with antibodies that target the Her2, Trop2, CD19, CD22, CD30, Nectin-4, Tissue Factor, and FR alpha antibodies. But there is a surprising lack of diversity in the payload toxins to which those antibodies are linked, as all of these marketed products, and more than 90% of ADCs in late-stage clinical development of which we are aware, utilize payloads from just two standard classes: (1) microtubule inhibitors or (2) DNA-damaging agents such as topoisomerase I inhibitors.

Our lead product candidate is AKTX-101, a preclinical stage Trop2-targeting ADC that combines PH1 with the Trop2 antibody, which is expressed in the highest number of solid tumor cancer types, including lung, breast, colon and prostate. We aim to establish AKTX-101 as a best-in-class Trop2-targeting ADC for the treatment of a variety of solid tumors. Beyond AKTX-101, our ADC Platform enables us to develop additional ADCs that combine the PH1 payload and other novel payloads that we are developing or may in the future develop with a number of antibodies known to be key cancer targets. Our pipeline currently consists of AKTX-101 and AKTX-102, a discovery-stage ADC that pairs PH1 with an undisclosed target antibody.

We acquired the proprietary rights to our ADC discovery and development platform in connection with our Merger (as defined below) with Peak Bio, which was completed in November 2024. Prior to that time, we were primarily focused on advancing our former product candidates nomacopan and PAS-nomacopan (longer-acting nomacopan that is PASylated). Since the closing of the Merger, we have focused substantially all of our efforts on the development of ADCs and our differentiated ADC discovery and development platform, or ADC Platform. We have suspended further internal development of our legacy programs, nomacopan and PAS-nomacopan, and intend to seek strategic partners to advance their development externally. For our PHP-303 program, a program that Peak Bio had advanced prior to the closing of the Merger, we intend to seek strategic partners for it as well to further its development externally.

March 2025 Private Placement

On March 2, 2025, we entered into the March SPA with certain of the selling shareholders pursuant to which we agreed to sell and issue in a private placement an aggregate of (i) 4,987,626 ADSs, (ii) 1,650,000 Pre-Funded Warrants to purchase ADSs, or Pre-Funded Warrants, (ii) 8,340,435 Series A warrants to purchase ADSs, or Series A Warrants, and (iii) 6,637,626 Series B warrants to purchase ADSs, or Series B Warrants. The Series A and Series B Warrants will have an exercise price of $0.87 per ADS, which is equal to the official closing price of the Company’s ADSs on the Nasdaq Capital Market on February 28, 2025 and will be exercisable immediately following the date of issuance. The Series A Warrants and Series B Warrants will expire one year or five years, respectively, from the closing date of the March Private Placement. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The March SPA also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the March SPA, we agreed to prepare and file a registration statement with the SEC to register the resale of the ADSs (including ADSs issuable upon exercise of the Pre-Funded Warrants, Series A Warrants and Series B Warrants) purchased pursuant to the March SPA.

The foregoing summaries of the terms of the March SPA and Pre-Funded Warrant, Series A Warrant and Series B Warrant are subject to, and qualified in their entirety to the full text of the March SPA and Pre-Funded Warrant, Series A Warrant and Series B Warrant, which are filed as Exhibits 10.1, 4.1, 4.2 and 4.3, respectively, to a Current Report on Form 8-K filed with the SEC on March 3, 2025 and is incorporated by reference herein.

Paulson March Placement Agent Agreement

On February 5, 2025, we entered into the March Placement Agent Agreement pursuant to which we agreed, among other things, to issue to Paulson and its representatives an aggregate of 172,344 ADSs as consideration for certain advisory services provided by Paulson in connection with the March Private Placement. These shares are also being registered hereby.

JTC Agreement

On December 10, 2024, we entered into the JTC Agreement pursuant to which we agreed, among other things, to issue to representatives of JTC an aggregate of 25,000 ADSs as consideration for investor relations services provided by JTC. These shares are also being registered hereby.

November 2024 Private Placement

On November 13, 2024, we entered into the November SPA with certain of the selling shareholders pursuant to which we agreed to sell and issue in a private placement an aggregate of 1,713,402 ADSs and Series D warrants to purchase ADSs to purchase up to 1,713,402 ADSs, or the Series D Warrants, at a per unit price of (i) $1.70 per ADS and Series D Warrant for all investors other than Drs. Samir Patel and Raymond Prudo, and (ii) $2.385, which is equal to the consolidated closing bid price of the ADSs on the Nasdaq Capital Market on November 12, 2024 plus $0.125 for Drs. Patel and Prudo. The Series D Warrants have a term of 3 years and have cashless exercise provisions. The Series D Warrants have an exercise price of $2.26 per ADS, which is equal to the official closing price of our ADSs on the Nasdaq Capital Market on November 12, 2024. The warrants issued to Dr. Patel and Dr. Prudo are immediately exercisable and the warrants issued to each of the other investors will be exercisable six months after issuance. The November Private Placement closed on December 2, 2024.

The November SPA also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the November SPA, we agreed to prepare and file a registration statement with the SEC to register the resale of the ADSs (including ADSs issuable upon exercise of the Series D Warrants) purchased pursuant to the November SPA.

The foregoing summaries of the terms of the November SPA and Series D Warrant are subject to, and qualified in their entirety to the full text of the November SPA and Series D Warrant, which are filed as Exhibits 10.1 and 4.1, respectively, to a Current Report on Form 8-K filed with the SEC on November 14, 2024 and is incorporated by reference herein. The Pre-Funded Warrants, Series A Warrants and Series B Warrants sold and issued in connection with the March Private Placement and the Series D Warrants sold and issued in connection with the November Private Placement are collectively referred to herein as the “Warrants.”

Paulson November Placement Agent Agreement

On November 8, 2024, we entered into the November Placement Agent Agreement pursuant to which we agreed, among other things, to issue to Paulson and its representatives an aggregate of 204,000 ADSs as consideration for certain advisory services provided by Paulson in connection with the November Private Placement. These shares are also being registered hereby.

Promissory Notes

On May 10, 2024, we issued the Prudo Note and the Patel Note pursuant to which we received an aggregate of $1.0 million. The notes were convertible into ordinary shares represented by ADSs at the holder's option, which option Dr. Prudo and Patel exercised on October 29, 2024. These shares are also being registered hereby.

Paulson Advisory Agreement

On January 25, 2024, we entered into the Advisory Agreement pursuant to which we agreed, among other things, to issue to Paulson and its representatives an aggregate of 121,500 ADSs as consideration for certain advisory services provided by Paulson in connection with the Merger. Pursuant to the Advisory Agreement, we agreed to prepare and file a registration statement with the SEC to register the resale of the ADSs issued pursuant to the Advisory Agreement.

Paulson December Placement Agent Agreement

On December 11, 2023, Peak entered into the Placement Agent Agreement pursuant to which it agreed, among other things, to issue to Paulson and its representatives an aggregate of 126,116 ADSs as consideration for certain advisory services provided by Paulson in connection with the Merger. These shares are also being registered hereby.

Corporate Information

Our principal office is located at 22 Boston Wharf Road FL 7, Boston, Massachusetts 02210, and our telephone number is (929) 274-7510. Our website address is www.akaritx.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Risk Factors

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, in any accompanying prospectus supplement or incorporated by reference herein or therein, you should carefully consider the risks set forth below and the risks described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, and our subsequent Quarterly Reports, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus and any applicable prospectus supplement, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See the section titled “Where You Can Find More Information.”

Our auditor’s report on our consolidated financial statements states that our recurring operating losses, negative cash flows and dependence on additional financial support raises substantial doubt about our ability to continue as a going concern. Substantial doubt about our ability to continue as a going concern may have a detrimental effect on our ability to obtain additional funding.

The report of our U.S. independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2024 includes an explanatory paragraph raising substantial doubt about our ability to continue as a going concern as a result of our recurring losses from operations, defaults on debt obligations and net capital deficiency. Our future is dependent upon our ability to obtain financing in the future. If we fail to raise sufficient capital when needed, we will not be able to complete our business plan. As a result, we may have to liquidate our business and investors may lose their investment in our ADSs.

We will require additional capital to fund our operations, and if we are unable to obtain such capital, we will be unable to successfully develop and commercialize any product candidates.

As of December 31, 2024, we had cash of approximately $2.6 million. We will require additional capital in order to develop and commercialize our current product candidates or any future product candidates that we may develop or acquire. There is no assurance that additional funds will be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be required to terminate or delay development for one or more of our product candidates, which raises substantial doubt about our ability to continue as a going concern.

We expect our expenses to increase in connection with our ongoing activities, particularly as we identify, continue the research and development of, initiate and carry out preclinical studies and clinical trials of, and seek marketing approval for product candidates. The amount and timing of any expenditure needed will depend on numerous factors, some of which are outside our control, including:

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the costs of developing our current products and any future product candidates that we may develop, in-license or acquire;
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the costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;
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the costs and timing of future clinical trials or the need for additional clinical trials in any indications or product candidates which we are pursuing or may choose to pursue in the future;
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the costs and timing of initiating manufacturing for our product candidates, including commercial manufacturing if any product candidate is approved;
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the terms and timing of establishing and maintaining collaborations, license agreements and other partnerships;
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the costs and timing of enhanced internal controls over financial reporting;
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the effect of competing technological and market developments; and
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the costs associated with being a public company.

We have not sold any products, and we do not expect to sell or derive revenue from any product sales for the foreseeable future. We may seek additional funding through future debt and equity financing, potential collaborations or strategic partnerships with other companies, non-dilutive financings or the divestiture of programs and product candidates that we have ceased developing or may in the future cease developing. Additional funding may not be available to us on acceptable terms or at all. General market conditions may make it difficult for us to seek financing from the capital markets. We may be required to relinquish rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us, in order to raise additional funds through alliance, joint venture or licensing arrangements. In the event that we decide to pursue divestiture of any of our legacy programs or product candidates, we may be unable to identify a potential buyer or to complete such a divestiture on favorable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our shareholders and the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.

If we are unable to obtain funding on a timely basis, we will be delayed or unable to complete ongoing research for our programs and we may be required to significantly curtail some or all of our activities. Additionally, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize any product candidates we may develop. We cannot be certain that additional funding will be available on acceptable terms or at all. We have no committed source of additional capital and, if we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of any product candidates or other research and development initiatives. We could be required to seek collaborators for potential product candidates or complete divestitures of some or all of our legacy programs or product candidates earlier than we would otherwise plan or on terms that are less favorable than might otherwise be available. We could also be required to relinquish or license our rights to product candidates on unfavorable terms in certain markets where we otherwise would seek to pursue development or commercialization ourselves.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses are not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our ADSs.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. In connection with our year-end assessment as part of the preparation of our Annual Report on Form 10-K for the year ended December 31, 2024, we determined that, as of December 31, 2024, we did not maintain effective internal control over financial reporting due to material weaknesses identified relating to the lack of formalized information technology general controls, lack of formally designed and implemented “purchase to pay” controls, and lack of effective controls over business combination accounting, as more fully described in “Disclosure Controls and Procedures” in Item 9A of Part II of Annual Report on Form 10-K for the year ended December 31, 2024. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

While we are in the process of implementing changes to remediate the material weaknesses we have identified, we cannot assure you that these measures will significantly improve or remediate such material weaknesses. We may discover additional weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our consolidated financial statements. Our internal control over financial reporting will not prevent or detect all errors or fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are unable to maintain proper and effective internal controls over financial reporting, we may not be able to produce timely and accurate financial statements. If that were to happen, our investors could lose confidence in our reported financial information, the market price of our ADSs could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

A substantial number of ADSs may be sold in this offering, which could cause the price of our ADSs to decline.

We are registering for resale (i) 4,987,626 ADSs, representing 9,975,252,000 ordinary shares, issued directly to certain of the selling shareholders in the March Private Placement, (ii) 1,650,000 ADSs, representing 3,300,000,000 ordinary shares, issuable upon the exercise of the Pre-Funded Warrants held by certain of the selling shareholders, (iii) 8,340,435 ADSs, representing 16,680,870,000 ordinary shares, issuable upon the exercise of the Series A Warrants held by certain of the selling shareholders, (iv) 6,637,626 ADSs, representing 13,275,252,000 ordinary shares, issuable upon the exercise of the Series B Warrants held by certain of the selling shareholders, (v) 1,713,402 ADSs, representing 3,426,804,000 ordinary shares, issued directly to certain of the selling shareholders in the November Private Placement, (vi) 1,713,402 ADSs, representing 3,426,804,000 ordinary shares, issuable upon the exercise of the Series D Warrants held by certain of the selling shareholders, (vii) 172,344 ADSs, representing 344,688,000 ordinary shares issued to certain of the selling shareholders under the March Placement Agent Agreement, (viii) 204,000 ADSs, representing 408,000,000 ordinary shares issued to certain of the selling shareholders under the November Placement Agent Agreement, (ix) 25,000 ADSs, representing 50,000,000 ordinary shares issued to certain of the selling shareholders under the JTC Agreement, (x) an aggregate of 193,940 ADSs, representing 387,880,000 ordinary shares issued to certain of the selling shareholders under the Prudo Note and the Patel Note, (xi) 121,500 ADSs, representing 243,000,000 ordinary shares, issued to certain of the selling shareholders under the Advisory Agreement and (xii) 126,116 ADSs, representing 252,232,000 ordinary shares, issued to certain of the selling shareholders under the December Placement Agent Agreement. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could adversely affect the price of the ADSs on Nasdaq. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of the ADSs.

Sales of a substantial number of shares of the ADSs by our existing shareholders in the public market could cause our share price to fall.

Sales of a substantial number of our ADSs in the public market or the perception that these sales might occur, could significantly reduce the market price of our ADSs and impair our ability to raise adequate capital through the sale of additional equity securities.

We have in the past and may in the future fail to meet the requirements for continued listing on Nasdaq. If we fail to maintain compliance with the minimum listing requirements, our ADSs may be delisted, which could have a material adverse effect on the liquidity of our ADSs.

We have in the past received notices from The Nasdaq Stock Market relating to a failure to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b), or the Stockholders’ Equity Requirement.

Most recently, in April 2024, we received a written notice from the Nasdaq Listing Department notifying us that we were in noncompliance with the Stockholders’ Equity Requirement and we regained compliance in November 2024. There can be no assurance that we will continue to meet the Stockholders’ Equity Requirement, or any other Nasdaq requirements, in the future.

Furthermore, we may also be unable to meet other applicable Nasdaq listing requirements, including maintaining minimum levels of market values of our ADSs, in which case our ADSs could be delisted. If our ADSs were to be delisted, the liquidity of our ADSs would be adversely affected, and the market price of our ADSs could decrease.

Note Regarding Forward Looking Statements

This prospectus contains or incorporates by reference forward-looking statements and readers are cautioned that our actual results may differ materially from those discussed in the forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. Such risks and uncertainties include, but are not limited to:

•
we have a history of operating losses and cannot give assurance of future revenues or operating profits;
•
we will require substantial additional capital to fund our operations, and if we are unable to obtain such capital, we will be unable to successfully develop and commercialize any product candidates;
•
we have identified material weaknesses in our internal control over financial reporting;
•
we have not initiated clinical studies for any of the programs in our active pipeline or entered into any strategic partnerships regarding the continued development of our legacy pipeline assets and, as a result, it may be years before we commercialize a product candidate, if ever;
•
if preclinical studies or clinical trials of our product candidates are prolonged or delayed, we may be unable to obtain required regulatory approvals, and therefore be unable to commercialize our product candidates or any of our future product candidates on a timely basis or at all;
•
we may encounter substantial delays in the commencement, enrollment or completion of clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities, which could prevent us from commercializing any product candidates we determine to develop on a timely basis, if at all;
•
serious adverse events, undesirable side effects or other unexpected properties of our product candidates may be identified during development or after approval, which could lead to the discontinuation of our development programs, refusal by regulatory authorities to approve our product candidates or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates, any of which would limit the commercial potential of such product candidates;
•
our proprietary ADC Platform is based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval, and we may not be successful in our efforts to expand our development portfolio of product candidates;
•
interim, initial, or preliminary results from our preclinical testing or clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to additional audit, validation and verification procedures that could result in material changes in the final data;
•
we or a future strategic partner may choose to, or may be required to, suspend, repeat, or terminate clinical trials of our assets if they are not conducted in accordance with regulatory requirements, the results are negative or inconclusive or the trials are not well designed;

•
our employees, independent contractors, principal investigators, contract research organizations, consultants, vendors and collaboration partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards;
•
our industry is highly competitive, and our product candidates may become obsolete;
•
if we are unable to establish sales, marketing and distribution capabilities on our own or through collaborations with partners, we may not be successful in commercializing any approved drugs;
•
even if any of our current or future product candidates receive marketing approval, such product candidates may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable;
•
even if we are able to commercialize any product candidate, the third-party payor coverage and reimbursement status of newly-approved products is uncertain and failure to obtain or maintain adequate coverage and reimbursement for our product candidates could limit our ability to market those products and decrease our ability to generate revenue;
•
our future growth may depend, in part, on our ability to commercialize products in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties;
•
EU drug marketing and reimbursement regulations may materially affect our ability to market and receive coverage for our products in the EU Member States;
•
our success depends in part on our ability to protect our intellectual property and proprietary technologies;
•
we rely on third parties to conduct, supervise and monitor our preclinical studies and clinical trials, and to manufacture our product candidates, and if those third parties perform in an unsatisfactory manner it may harm our business;
•
we are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability and our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the geopolitical tensions or high inflation;
•
our business is subject to risks associated with conducting business internationally;
•
insiders own a significant amount of our outstanding shares which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors;
•
future sales and issuances of our ordinary shares or ADSs or rights to purchase ordinary shares or ADSs pursuant to our equity incentive plans could result in additional dilution;
•
we have in the past and may in the future fail to meet the requirements for continued listing on Nasdaq, causing our ADSs to be delisted;
•
the rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation; and
•
other risks and uncertainties, including those described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as such risk factors may be amended, supplemented or superseded from time to time by our subsequent periodic reports we file with the SEC.

We have based these forward-looking statements largely on our current expectations, estimates, forecasts, and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section titled “Risk Factors” this prospectus, any applicable prospectus supplement and the documents we incorporate by reference herein and therein for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Use of Proceeds

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants. If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $18.3 million. We intend to use the net proceeds of such warrant exercises, if any, for research and development, general and administrative expenses, and for working capital purposes. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

Unaudited Pro Forma Condensed Combined Financial Information

On November 14, 2024, the Company completed its previously announced strategic combination contemplated by the Agreement and Plan of Merger, or the Merger Agreement, pursuant to which Pegasus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Akari, or Merger Sub, merged with and into Peak Bio, Inc., or Peak Bio, with Peak Bio surviving the acquisition as a wholly owned subsidiary of Akari, or the Closing. Peak Bio, organized under the laws of Delaware, was a biotechnology company with a portfolio of potential therapies focused on cancer and immunological diseases. The Company acquired all outstanding equity interests in Peak Bio, which includes Peak Bio’s therapeutic pipeline consisting of one clinical stage and one preclinical stage asset supported by an intellectual property portfolio consisting of various granted and pending patents in various jurisdictions worldwide.

Peak Bio's pipeline included an ADC Platform for oncology and PHP-303 program for genetic disease, liver disease and inflammation, specifically for Alpha-1 antitrypsin deficiency, or AATD.

Per the terms of the Merger Agreement, at the Closing, the Company issued a total of 12,613,942 Akari ADSs which reflected the conversion of each issued and outstanding share of Peak Bio common stock, par value $0.0001, or Peak Bio Common Stock, into the right to receive Akari ADSs representing a number of Akari ordinary shares, par value $0.0001 per share, Akari Ordinary Shares, equal to 0.2935, or the Exchange Ratio. The Exchange Ratio was calculated in accordance with the terms of the Merger Agreement and is such that the total number of shares of Akari ADSs issued in connection with the acquisition is approximately 48.4% of the outstanding shares of Akari on a fully diluted basis.

At the Closing, each warrant to purchase capital stock of Peak Bio, or Peak Warrant, and option to acquire shares of Peak Bio Common Stock, or Peak Option, was converted into warrants to purchase a number of Akari Ordinary Shares or Akari ADSs, as determined by Akari, or Adjusted Warrants, and options to purchase a number of Akari Ordinary Shares or Akari ADSs, as determined by Akari, or Adjusted Options, respectively, based on the Exchange Ratio. The Adjusted Warrants and the Adjusted Options have substantially similar terms and conditions as were applicable to the Peak Warrants and Peak Options immediately prior to the Closing.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on January 1, 2024 and may not be useful in predicting future consolidated results of operations.

The unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2024 combine the historical statements of operations of Akari and Peak Bio, giving effect to the Merger as if it had occurred on January 1, 2024.

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2024

					Pro Forma
	Akari		Transaction		Combined
(In thousands, except share and per share amounts)	Therapeutics, Plc	Peak Bio, Inc.	Accounting Adjustments	Note References	Akari Therapeutics, Plc
Operating expenses:
Research and development	$6,983	$365	$-		$7,348
General and administrative	9,664	3,661	-		13,325
Merger-related costs	3,273	-	-		3,273
Restructuring and other costs	1,723	-	-		1,723
Total operating expenses	21,643	4,026	-		25,669
Loss from operations	(21,643)	(4,026)	-		(25,669)
Other income (expense):
Interest income	8	-	-		8
Interest expense	(244)	(3,130)	2,958	A	(416)
Change in fair value of warrant liabilities	2,085	-	-		2,085
Change in fair value of derivative liability	-	(1,370)	1,370	A	-
Foreign currency exchange loss, net	6	-	-		6
Cancellation of trade liability	-	208	-		208
Gain on extinguishment of lease termination	-	4,305	-		4,305
Gain on settlement of derivative liability	-	4,285	(4,285)	A	-
Other expense, net	(3)	-	-		(3)
Total other income (expense), net	1,852	4,298	43		6,193
Net (loss) income	$(19,791)	$272	$43		$(19,476)

Net (loss) income per share - basic and diluted	$(0.00)	$(0.61)	$0.00		$(0.00)

Weight-average number of ordinary shares used in computing net (loss) income per share:
˗˗ Basic and Diluted	23,888,010,485	23,124,888	21,919,309,049	B	45,807,319,534

Comprehensive (loss) income:
Net (loss) income	$(19,791)	$272	$43		(19,476)
Other comprehensive income, net of tax:					-
Foreign currency translation adjustment	302	59	-		361
Total other comprehensive income, net of tax	302	59	-		$361
Total other comprehensive (loss) income	$(19,489)	$331	$43		$(19,115)

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Transaction Accounting Adjustments

Transaction adjustments are necessary to reflect the impact on the statement of operations and comprehensive loss of the acquisition as if the companies had been combined as of January 1, 2024. The transaction adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A. Reflects the elimination of interest expense on convertible notes, and related changes in fair value of derivative liability and gain on settlement of derivative liability, which were converted immediately prior to the closing of the Merger.

B. Represents the number of shares added to the weighted average shares outstanding as of December 31, 2024, consisting of 25,227,884,000 ordinary shares issued to Peak Bio stockholders.

Selling Shareholders

The ordinary shares represented by ADSs being offered by the selling shareholders are (i) those ordinary shares represented by ADSs and those ordinary shares represented by ADSs issuable upon exercise of the Pre-Funded Warrants, Series A Warrants and Series B Warrants, each as issued in connection with the March Private Placement, (ii) those ordinary shares represented by ADSs issued pursuant to the JTC Agreement, (iii) those ordinary shares represented by ADSs issued pursuant to the Prudo Note and the Patel Note (iv) those ordinary shares represented by ADSs issuable upon exercise of the Series D Warrants, each as issued in connection with the November Private Placement, (v) those ordinary shares represented by ADSs issued pursuant to the March Placement Agent Agreement (vi) those ordinary shares represented by ADSs issued pursuant to the November Placement Agent Agreement, (vii) those ordinary shares represented by ADSs issued pursuant to the Advisory Agreement, and (viii) those ordinary shares represented by ADSs issued pursuant to the December Placement Agent Agreement.

For additional information regarding the issuance of the ADSs and the Warrants, see “Prospectus Summary – March 2025 Private Placement,” “Prospectus Summary – November 2024 Private Placement,” “Prospectus Summary – JTC Agreement,” “Prospectus Summary – Promissory Notes,” “Prospectus Summary – Paulson Advisory Agreement” “Prospectus Summary – Paulson March Placement Agent Agreement,” “Prospectus Summary – Paulson November Placement Agent Agreement” and “Prospectus Summary – Paulson December Placement Agent Agreement” above. We are registering the ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than with respect to (i) Abizer Gaslightwala, who currently serves as our President and Chief Executive Officer and as a director; (ii) Hoyoung Huh, M.D., Ph.D., who currently serves as chairman of our board of directors; and (iii) Dr. Samir R. Patel, Dr. Ray Prudo, Robert Bazemore, James Neal, and Sandip Patel who each currently serve as a director on our board of directors, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling shareholder, based on its ownership of ADSs and Warrants as of May 5, 2025, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants, a selling shareholder may not exercise such warrants to the extent the exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the Warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs or warrants in this offering. See “Plan of Distribution.”

Certain of the Warrants are not exercisable within 60 days and are therefore not beneficially owned by the selling shareholders who have been issued such Warrants. However, the shares issuable upon exercise of the Warrants are included in the chart below because they are being registered pursuant to this prospectus.

Information about the selling shareholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law. Unless otherwise noted below, the address of each selling shareholder listed on the table is c/o Akari Therapeutics, Plc., 22 Boston Wharf Road FL 7, Boston, Massachusetts 02210.

The beneficial ownership of our ordinary shares is based on 64,352,739,523 ordinary shares outstanding on May 6, 2025.

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After the Offering	Percentage of Ordinary Shares Owned After the Offering
Joseph P. Errico(1)	678,474,000	235,292,000	443,182,000	*
Thomas Errico(2)	235,292,000	235,292,000	—	*
Matthew Joseph Nachtrab Revocable Trust dtd 12/18/14(3)	25,581,276,000	20,111,920,000	5,469,356,000	8.2%
Thomas Mollick(4)	8,607,648,000	7,998,976,000	608,672,000	*
PranaBio Investments LLC(5)	9,917,928,000	3,276,072,000	6,641,856,000	10.0%
Dr. Ray Prudo(6)	9,714,192,800	3,711,080,000	6,003,112,800	9.1%
Amal Amin(7)	34,766,000	21,344,000	13,422,000	*
Christopher Clark(8)	111,432,000	54,744,000	56,688,000	*
Trent Davis(9)	39,994,000	21,344,000	18,650,000	*
Thomas Parigian(10)	111,432,000	54,744,000	56,688,000	*
Robert Setteducati(11)	111,432,000	54,744,000	56,688,000	*
Malcolm Alexander Winks(12)	41,214,000	22,684,000	18,530,000	*
Donald Wojnowski(13)	1,606,060,000	806,036,000	800,024,000	1.2%
Marta Wypych(14)	41,594,000	19,980,000	21,614,000	*
Harry Striplin(15)	1,892,000	1,892,000	—	*
Paulson Investment Company, LLC(16)	472,244,000	175,124,000	297,120,000	*
Jenene Thomas(17)	40,000,000	40,000,000	—	*
Justin Romanowski(18)	10,000,000	10,000,000	—	*
Abizer Gaslightwala(19)	898,568,000	803,568,000	95,000,000	*
Michael G. Chieco(20)	160,450,000	133,926,000	26,524,000	*
Lewis Dowdy(21)	142,332,000	107,142,000	35,190,000	*
L. Don & Dana Miller(22)	117,852,000	117,852,000	—	*
Paul and Mary Jo Arnold(23)	1,930,944,000	1,500,000,000	430,944,000	*
Hoyoung Huh(24)	13,285,532,000	5,357,142,000	7,928,390,000	12.3%
Robert Bazemore(25)	267,852,000	267,852,000	—	*
James Neal(26)	78,570,000	26,784,000	51,786,000	*
Dr. Samir R. Patel(27)	285,336,000	193,940,000	91,396,000	*
Joe Nachtrab(28)	331,512,000	267,852,000	63,660,000	*
Theofilos and Kathryn Theofilos(29)	10,634,946,000	3,952,214,000	6,682,732,000	10.0%
IRA FBO Charles Theofilos(30)	1,693,822,000	1,693,822,000	—	*
Strata Trust Company Cust FBO Mason Sexton SEP IRA(31)	442,284,000	214,284,000	228,000,000	*
Sandip Patel(32)	1,171,566,000	267,852,000	903,714,000	1.4%
Hazem Algendi(33)	844,000	844,000	—	*
John Cassels(34)	10,000,000	10,000,000	—	*
Karen Garland(35)	2,000,000	2,000,000	—	*
John Nole(36)	858,000	858,000	—	*
Kathleen Rasmussen(37)	1,582,000	1,582,000	—	*
	88,813,720,800	51,770,782,000	37,042,938,800

* Denotes less than 1%

(1) Includes (i) 243,182,000 ordinary shares represented by 121,591 ADSs held prior to the November Private Placement, (ii) 200,000,000 ordinary shares represented by 100,000 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (iii) 117,646,000 ordinary shares represented by 58,823 ADSs issuable upon the exercise of warrants granted in the November Private Placement, (iv) 117,646,000 ordinary shares represented by 58,823 ADSs acquired in the November Private Placement.

(2) Includes (i) 117,646,000 ordinary shares represented by 58,823 ADSs issuable upon the exercise of warrants granted in the November Private Placement and (ii) 117,646,000 ordinary shares represented by 58,823 ADSs acquired in the November Private Placement.

(3) Includes (i) 3,347,342,000 ordinary shares represented by 1,673,671 ADSs held prior to the November Private Placement, (ii) 2,122,014,000 ordinary shares represented by 1,061,007 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (iii) 1,176,470,000 ordinary shares represented by 588,235 ADSs issuable upon the exercise of warrants granted in the November Private Placement, (iv) 1,176,470,000 ordinary shares represented by 588,235 ADSs acquired in the November Private Placement, (v) 15,984,986,000 ordinary shares represented by 7,992,493 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (vi) 1,773,994,000 ordinary shares represented by 886,997 ADSs acquired in the March Private Placement. All warrants held by Matthew Joseph Nachtrab Revocable Trust dtd 12/18/14 are subject to a 9.99% beneficial ownership limitation. The address for the Matthew Joseph Nachtrab Revocable Trust dtd 12/18/14 is 116 Adalia Avenue, Tampa, Florida 33606.

(4) Includes (i) 608,672,000 ordinary shares represented by 304,336 ADSs held prior to the November Private Placement, (ii) 1,176,470,000 ordinary shares represented by 588,235 ADSs issuable upon the exercise of warrants granted in the November Private Placement, (iii) 1,176,470,000 ordinary shares represented by 588,235 ADSs acquired in the November Private Placement, (iv) 3,908,794,000 ordinary shares represented by 1,954,397 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (v) 1,737,242,000 ordinary shares represented by 868,621 ADSs acquired in the March Private Placement.

(5) Includes (i) 4,830,224,000 ordinary shares represented by 2,415,112 ADSs held prior to the November Private Placement, (ii) 1,811,632,000 ordinary shares represented by 905,816 ADSs issuable upon the exercise of warrants and pre-funded warrants held prior to the November Private Placement, (iii) 419,286,000 ordinary shares represented by 209,643 ADSs issuable upon the exercise of warrants granted in the November Private Placement, (iv) 419,286,000 ordinary shares represented by 209,643 ADSs acquired in the November Private Placement, (v) 1,625,000,000 ordinary shares represented by 812,500 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (vi) 812,500,000 ordinary shares represented by 406,250 ADSs acquired in the March Private Placement. Voting and investment decisions with respect to such shares held by PranaBio Investments LLC are controlled by Dr. Patel. All warrants held by PranaBio Investments LLC are subject to a 9.99% beneficial ownership limitation. The address for PranaBio Investments LLC is 1701 Chicon St, Austin, TX 78745.

(6) Includes (i) 4,497,314,800 ordinary shares represented by 2,248,657 ADSs held prior to the November Private Placement, (ii) 1,505,798,000 ordinary shares represented by 752,889 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (iii) 419,286,000 ordinary shares represented by 209,643 ADSs issuable upon the exercise of warrants granted in the November Private Placement, (iv) 419,286,000 ordinary shares represented by 209,643 ADSs acquired in the November Private Placement, (v) 193,940,000 ordinary shares represented by 96,970 acquired in connection with the conversion of the Prudo Note, (vi) 1,785,712,000 ordinary shares represented by 892,856 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (vii) 892,856,000 ordinary shares represented by 446,428 ADSs acquired in the March Private Placement. The shares are held by Dr. Prudo, either in his individual capacity or as sole manager and member of RPC Pharma Limited, a Maltese corporation, or RPC, and Praxis Trustees Limited As trustee of the Sonic Healthcare Holding Company, or Praxis, respectively. All Warrants held by these holders are subject to a 9.99% beneficial ownership limitation. Voting and investment decisions with respect to such shares are controlled by Dr. Prudo. Dr. Prudo disclaims beneficial ownership of the warrants and securities issuable upon exercise of the warrants.

(7) Includes (i) 13,422,000 ordinary shares represented by 6,711 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (ii) 3,646,000 ordinary shares represented by 1,823 ADSs issued pursuant to the Advisory Agreement, (iii) 6,306,000 ordinary shares represented by 3,153 ADSs issued pursuant to the December Placement Agent Agreement, (iv) 6,120,000 ordinary shares represented by 3,060 ADSs issued pursuant to the November Placement Agent Agreement and (v) 5,272,000 ordinary shares represented by 2,636 ADSs issued pursuant to the March Placement Agent Agreement.

(8) Includes (i) 56,688,000 ordinary shares represented by 28,344 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (ii) 9,234,000 ordinary shares represented by 4,617 ADSs issued pursuant to the Advisory Agreement, (iii) 15,134,000 ordinary shares represented by 7,567 ADSs issued pursuant to the December Placement Agent Agreement, (iv) 16,320,000 ordinary shares represented by 8,160

ADSs issued pursuant to the November Placement Agent Agreement and (v) 14,056,000 ordinary shares represented by 7,028 ADSs issued pursuant to the March Placement Agent Agreement.

(9) Includes (i) 18,650,000 ordinary shares represented by 9,325 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (ii) 3,646,000 ordinary shares represented by 1,823 ADSs issued pursuant to the Advisory Agreement, (iii) 6,306,000 ordinary shares represented by 3,153 ADSs issued pursuant to the December Placement Agent Agreement, (iv) 6,120,000 ordinary shares represented by 3,060 ADSs issued pursuant to the November Placement Agent Agreement and (v) 5,272,000 ordinary shares represented by 2,636 ADSs issued pursuant to the March Placement Agent Agreement.

(10) Includes (i) 56,688,000 ordinary shares represented by 28,344 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (ii) 9,234,000 ordinary shares represented by 4,617 ADSs issued pursuant to the Advisory Agreement, (iii) 15,134,000 ordinary shares represented by 7,567 ADSs issued pursuant to the December Placement Agent Agreement, (iv) 16,320,000 ordinary shares represented by 8,160 ADSs issued pursuant to the November Placement Agent Agreement and (v) 14,056,000 ordinary shares represented by 7,028 ADSs issued pursuant to the March Placement Agent Agreement.

(11) Includes (i) 56,688,000 ordinary shares represented by 28,344 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (ii) 9,234,000 ordinary shares represented by 4,617 ADSs issued pursuant to the Advisory Agreement, (iii) 15,134,000 ordinary shares represented by 7,567 ADSs issued pursuant to the December Placement Agent Agreement, (iv) 16,320,000 ordinary shares represented by 8,160 ADSs issued pursuant to the November Placement Agent Agreement and (v) 14,056,000 ordinary shares represented by 7,028 ADSs issued pursuant to the March Placement Agent Agreement.

(12) Includes (i) 18,530,000 ordinary shares represented by 9,265 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (ii) 3,646,000 ordinary shares represented by 1,823 ADSs issued pursuant to the Advisory Agreement, (iii) 6,306,000 ordinary shares represented by 3,153 ADSs issued pursuant to the December Placement Agent Agreement, (iv) 6,120,000 ordinary shares represented by 3,060 ADSs issued pursuant to the November Placement Agent Agreement and (v) 6,612,000 ordinary shares represented by 3,306 ADSs issued pursuant to the March Placement Agent Agreement.

(13) Includes (i) 230,000,000 ordinary shares represented by 115,000 ADSs held prior to the November Private Placement, (ii) 570,024,000 ordinary shares represented by 285,012 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (iii) 170,100,000 ordinary shares represented by 85,050 ADSs issued pursuant to the Advisory Agreement, (iv) 126,116,000 ordinary shares represented by 63,058 ADSs issued pursuant to the December Placement Agent Agreement, (v) 285,600,000 ordinary shares represented by 142,800 ADSs issued pursuant to the November Placement Agent Agreement and (vi) 224,220,000 ordinary shares represented by 112,110 ADSs issued pursuant to the March Placement Agent Agreement.

(14) Includes (i) 21,614,000 ordinary shares represented by 10,807 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (ii) 3,646,000 ordinary shares represented by 1,823 ADSs issued pursuant to the Advisory Agreement, (iii) 5,044,000 ordinary shares represented by 2,522 ADSs issued pursuant to the December Placement Agent Agreement, (iv) 6,120,000 ordinary shares represented by 3,060 ADSs issued pursuant to the November Placement Agent Agreement and (v) 5,170,000 ordinary shares represented by 2,585 ADSs issued pursuant to the March Placement Agent Agreement.

(15) Represents (i) 1,892,000 ordinary shares represented by 946 ADSs issued pursuant to the December Placement Agent Agreement.

(16) Includes (i) 297,120,000 ordinary shares represented by 148,560 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (ii) 30,614,000 ordinary shares represented by 15,307 ADSs issued pursuant to the Advisory Agreement, (iii) 54,860,000 ordinary shares represented by 27,430 ADSs issued pursuant to the December Placement Agent Agreement, (iv) 48,960,000 ordinary shares represented by 24,480 ADSs issued pursuant to the November Placement Agent Agreement and (v) 40,690,000 ordinary shares represented by 20,345 ADSs issued pursuant to the March Placement Agent Agreement. The address for Paulson Investment Company, LLC is 40 Wall St., 39th Fl., New York, NY 10005.

(17) Represents (i) 40,000,000 ordinary shares represented by 20,000 ADSs issued pursuant to the JTC Agreement.

(18) Represents (i) 10,000,000 ordinary shares represented by 5,000 ADSs issued pursuant to the JTC Agreement.

(19) Includes (i) 95,000,000 ordinary shares represented by 47,500 ADSs held prior to the November Private Placement, (ii) 535,712,000 ordinary shares represented by 267,856 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iii) 267,856,000 ordinary shares represented by 133,928 ADSs acquired in the March Private Placement.

(20) Includes (i) 26,524,000 ordinary shares represented by 13,262 ADSs held prior to the November Private Placement, (ii) 89,284,000 ordinary shares represented by 44,642 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iii) 44,642,000 ordinary shares represented by 22,321 ADSs acquired in the March Private Placement.

(21) Includes (i) 35,190,000 ordinary shares represented by 17,595 ADSs held prior to the November Private Placement, (ii) 71,428,000 ordinary shares represented by 35,714 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iii) 35,714,000 ordinary shares represented by 17,857 ADSs acquired in the March Private Placement.

(22) Represents (i) 78,568,000 ordinary shares represented by 39,284 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (ii) 39,284,000 ordinary shares represented by 19,642 ADSs acquired in the March Private Placement.

(23) Includes (i) 430,944,000 ordinary shares represented by 215,472 ADSs held prior to the November Private Placement, (ii) 1,000,000,000 ordinary shares represented by 500,000 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iii) 500,000,000 ordinary shares represented by 250,000 ADSs acquired in the March Private Placement.

(24) Includes (i) 7,824,908,000 ordinary shares represented by 3,912,454 ADSs held prior to the November Private Placement, (ii) 103,482,000 ordinary shares represented by 51,741 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (iii) 3,571,428,000 ordinary shares represented by 1,785,714 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iv) 1,785,714,000 ordinary shares represented by 892,857 ADSs acquired in the March Private Placement.

(25) Represents (i) 178,568,000 ordinary shares represented by 89,284 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (ii) 89,284,000 ordinary shares represented by 44,642 ADSs acquired in the March Private Placement.

(26) Includes (i) 32,216,000 ordinary shares represented by 16,108 ADSs held prior to the November Private Placement, (ii) 19,570,000 ordinary shares represented by 9,785 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (iii) 17,856,000 ordinary shares represented by 8,928 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iv) 8,928,000 ordinary shares represented by 4,464 ADSs acquired in the March Private Placement.

(27) Includes (i) 91,396,000 ordinary shares represented by 45,698 ADSs held prior to the November Private Placement and (ii) 193,940,000 ordinary shares represented by 96,970 acquired in connection with the conversion of the Patel Note.

(28) Includes (i) 31,830,000 ordinary shares represented by 15,915 ADSs held prior to the November Private Placement, (ii) 31,830,000 ordinary shares represented by 15,915 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (iii) 178,568,000 ordinary shares represented by 89,284 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iv) 89,284,000 ordinary shares represented by 44,642 ADSs acquired in the March Private Placement.

(29) Includes (i) 4,560,718,000 ordinary shares represented by 2,280,359 ADSs held prior to the November Private Placement, (ii) 2,122,014,000 ordinary shares represented by 1,061,007 ADSs issuable upon the exercise of warrants held prior to the November Private Placement, (iii) 2,736,148,000 ordinary shares represented by

1,368,074 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iv) 1,216,066,000 ordinary shares represented by 608,033 ADSs acquired in the March Private Placement.

(30) Represents (i) 1,172,646,000 ordinary shares represented by 586,323 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (ii) 521,176,000 ordinary shares represented by 260,588 ADSs acquired in the March Private Placement.

(31) Includes (i) 228,000,000 ordinary shares represented by 114,000 ADSs held prior to the November Private Placement, (ii) 142,856,000 ordinary shares represented by 71,428 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iii) 71,428,000 ordinary shares represented by 35,714 ADSs acquired in the March Private Placement.

(32) Includes (i) 903,714,000 ordinary shares represented by 451,857 ADSs held prior to the November Private Placement, (ii) 178,568,000 ordinary shares represented by 89,284 ADSs issuable upon the exercise of warrants granted in the March Private Placement and (iii) 89,284,000 ordinary shares represented by 44,642 ADSs acquired in the March Private Placement.

(33) Represents 844,000 ordinary shares represented by 422 ADSs issued pursuant to the March Placement Agent Agreement.

(34) Represents 10,000,000 ordinary shares represented by 5,000 ADSs issued pursuant to the March Placement Agent Agreement.

(35) Represents 2,000,000 ordinary shares represented by 1,000 ADSs issued pursuant to the March Placement Agent Agreement.

(36) Represents 858,000 ordinary shares represented by 429 ADSs issued pursuant to the March Placement Agent Agreement.

(37) Represents 1,582,000 ordinary shares represented by 791 ADSs issued pursuant to the March Placement Agent Agreement.

Description of Share Capital and Articles of Association

General

Our securities include (a) our ordinary shares, par value $0.0001 per share, and (b) our ADSs, each representing 2,000 ordinary shares. Our ordinary shares are registered under the Exchange Act not for trading, but only in connection with the listing of the ADSs on the Nasdaq Capital Market.

Our ADSs are listed on the Nasdaq Capital Market under the trading symbol “AKTX.”

The following is a description of certain of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Ordinary shares underlying the outstanding ADSs are held by Deutsche Bank Trust Company Americas, as depositary.

Issued Share Capital

Certain resolutions were passed by the Company’s shareholders at a general meeting on November 7, 2024 including in respect of a general authorization of our directors for the purposes of section 551 of the Companies Act 2006 to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of $5,546,667 until November 6, 2029 (unless otherwise renewed, varied or revoked by the Company in general meeting) and (ii) empowering our directors pursuant to section 570 of the Companies Act 2006 to allot equity securities for cash pursuant to the section 551 authority referred to above as if the statutory preemption rights under section 561(1) of the Companies Act and any pre-emption rights in the Articles did not apply to such allotments for the same period.

This is in addition to all subsisting authorities to allot shares in the Company including pursuant to the resolutions passed by the Company’s shareholders at the Company’s annual general meeting on June 30, 2023 in respect of: (i) a general authorization of our directors for the purposes of section 551 of the Companies Act 2006 to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of $3,500,000 until June 30, 2028 (unless otherwise renewed, varied or revoked by the Company in general meeting); and (ii) empowering our directors pursuant to section 570 of the Companies Act 2006 to allot equity securities for cash pursuant to the section 551 authority referred to above as if the statutory preemption rights under section 561(1) of the Companies Act and any pre-emption rights in the Articles did not apply to such allotments for the same period.

As of March 31, 2025, the Company’s issued share capital was 57,752,981,523 with a nominal value of $0.0001 per share.

Ordinary Shares

In accordance with the Articles, the following summarizes the rights of holders of, and attaching to, the Company’s ordinary shares:

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each holder of the Company’s ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;
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the holders of the Company’s ordinary shares shall be entitled to receive notice of, attend, speak and vote at the Company’s general meetings; and
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holders of the Company’s ordinary shares are entitled to receive such dividends as are recommended by the directors and declared by the shareholders, to be justified by the distributable profits of the Company.

Articles of Association

A summary of certain key provisions of the Articles is set out below. The summary below is not a complete copy of the terms of the Articles. For further information, please refer to the full version of the Articles filed as Exhibit 3.1 to the Annual Report on Form 10-K.

The Articles contain no specific restrictions on the Company’s purpose and therefore, by virtue of section 31(1) of the Companies Act 2006, the Company’s purpose is unrestricted.

The Articles contain, among other things, provisions to the following effect:

Share Capital

The Company’s share capital currently consists of ordinary shares. The Board may, in accordance with section 551 of the Companies Act 2006, allot, grant options over, issue warrants to subscribe, offer or otherwise deal with or dispose of any shares of the Company to such persons, at such times and generally on such terms and conditions as they may determine, including issuing shares with such preferred or deferred rights as resolved by the Company in general meeting.

Voting

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Modification of Rights

Subject to the Statutes and the Articles, whenever the Company’s share capital is divided into different classes of shares, all or any of the special rights or privileges attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is two or more persons holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Dividends

The Company in general meeting may declare dividends in respect of the profits of the Company available for distribution. The Board may, subject to the provisions of the Companies Act 2006 and the Articles, from time to time, pay to the members such interim dividends as appear to the Board to be justified by the distributable profits of the Company.

Any dividend which has remained unclaimed for a period of twelve (12) years from the date on which such dividend becomes due for payment will, if the Board so resolve, be forfeited and cease to remain owing by the Company and will from then on belong to the Company absolutely. No dividend will bear interest as against the Company.

Liquidation

If the Company is wound up, whether the liquidation is voluntary, under supervision or by the court, the liquidator may, with the authority of a special resolution, divide among the members (excluding any holding shares or treasury shares) in specie the whole or part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds. For those purposes the liquidator may set such value as he deems fair upon any one or more class or classes of property and may determine how such division will be effected as between the members or different classes of members. If any such division is carried out otherwise than in accordance with the existing rights of the members, every member will have the same right of dissent and other ancillary rights as if such resolution were a special resolution passed in accordance with section 110, Insolvency Act 1986. The liquidator may, with the same authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator, with the same authority, thinks fit and the liquidation of the Company may be closed and the Company dissolved. No member will be compelled to accept any shares in respect of which there is a liability.

Transfer of Ordinary Shares in Certificated Form

Each shareholder may transfer all or any of his or her shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the Board may approve. The instrument must be executed by or on behalf of the transferor and (except in the case of a share which is fully paid up) by or on behalf of the transferee but need not be under seal.

Subject to applicable law, the Board may refuse to register a transfer or a certified share unless the instrument of transfer:

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is in respect of only one class of shares;
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is in favor of not more than four joint transferees;
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is duly stamped (if required);
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is in compliance with all applicable rules and regulations; and
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is lodged at our registered office or such other place as the Board may decide accompanied by the certificate for the shares to which it relates (except in the case of a transfer by a recognized person to whom no certificate was issued) and such other evidence (if any) as the Board may reasonably require to prove the title of the transferor and the due execution by him or her of the transfer or, if the transfer is executed by some other person on their behalf, the authority of that person to do so.

The Board may in its absolute discretion and without giving any reasons, refuse to register any transfer of a certificated share which is not fully paid, but this discretion may not be exercised in such a way as to prevent dealings in the shares from taking place on an open and proper basis.

Preemptive Rights

There are no rights of preemption under the Articles in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders have preemptive rights with respect to new issuances of equity securities. As set out in the section “Issued Share Capital”, the shareholders have approved by resolution in general meeting or annual general meeting the disapplication of preemptive rights in connection with new issuances of equity securities up to certain authorized amounts.

Alteration of Share Capital

We may, in accordance with the Companies Act 2006, by ordinary resolution:

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consolidate and divide all or any of our share capital into shares of larger nominal value than its existing shares;
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subdivide its shares, or any of them, into shares of smaller nominal value subject nevertheless to the Companies Act 2006 and all other statutes and secondary legislation for the time being in force relating to companies to the extent that they apply to us, or the Statutes, and reclassify them, and so that the resolution by which any share is subdivided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights over or may have such deferred rights or be subject to any such restrictions as compared with the others, as we have power to attach to new shares; and
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cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

We may from time to time by special resolution reduce its share capital, any redenomination reserve, capital redemption reserve or share premium account, and (if permitted by the Statutes) any other non-distributable reserves in any manner authorized by the Statutes and diminish the amount of its share capital by the amount of the shares so cancelled.

Board of Directors

Appointment of Directors

Our directors are categorized into three classes: Class A directors, appointed as director of the Company for a one-year term, Class B directors, appointed as director of the Company for a two-year term, and Class C directors, appointed as director of the Company for a three-year term (in each case subject to reappointment in accordance with the Articles). Unless otherwise determined by the Company in general meeting, the number of directors is not subject to a maximum but must not be fewer than three directors. The chairman of the board shall be elected by the shareholders at a general meeting.

We may from time to time by ordinary resolution increase or reduce the number of directors and may also determine in what rotation such increased or reduced number is to go out of office. We may, by ordinary resolution, appoint any person to be a director, either to fill a casual vacancy or as an additional director.

We and the Board, in general meetings, each have power at any time, and from time to time, to appoint any person to be a director, either to fill a casual vacancy or as an additional director, but so that the total number of directors does not at any time exceed the maximum number, if any, fixed by or in accordance with the Articles at any time. Subject to the provisions of the Statutes and of the Articles, any director so appointed by the directors holds office only until the conclusion of the next following annual general meeting and is eligible for reappointment at that meeting. Any director who retires under this regulation is not taken into account in determining the directors who are to retire by rotation at such meeting.

Each director shall retire at the next general meeting after the term of their office ends. A director retiring at a general meeting, if he or she is not re-appointed, retains office until the meeting appoints someone in their place or, if it does not do so, until the end of that meeting. Subject to the provisions of the Statutes, the directors to retire in every year include, so far as necessary to obtain the required number, any director who wishes to retire and not to offer himself or herself for re-election. Any further directors so to retire are those who have been longest in office since their last appointment or reappointment but, as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board at the recommendation of the chairman of the Board. A retiring director is eligible for re-appointment, subject as set out in the Articles.

In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provisions of the Articles are not met, any further directors so to retire are those who have been longest in office since their last appointment or re-appointment but, as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board at the recommendation of the chairman of the Board. A retiring director is eligible for re-appointment, subject as set out in the Articles.

Proceedings of Directors

Subject to the provisions of the Articles, the Board may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, at any time call a meeting of the directors.

The quorum necessary for the transaction of the business of the board may be fixed by the directors and, unless so fixed at any other number, is a majority of the board of directors, to include (except in respect of any matter on which he is not eligible to vote) the chairman of the board. A meeting of directors for the time being at which a quorum is present is competent to exercise all powers and discretions for the time being exercisable by the board. Questions arising at any meeting are determined by a majority of votes. In case of an equality of votes, the chairman shall have a casting vote.

General Meetings

We must convene and hold annual general meetings once a year in accordance with the Companies Act 2006. Under the Companies Act 2006, an annual general meeting must be called by notice of at least 21 clear days and a general meeting must be called by notice of at least 14 clear days. The notice is exclusive of the day on which it is served, or deemed to be served, and of the day for which it is given.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairperson of the meeting, which shall not be treated as part of the business of the meeting. Save as otherwise provided by the Articles, two persons entitled to vote at the meeting each being a member or a proxy for a member or a representative of a corporation which is a member, duly appointed as such in accordance with the Statutes, holding in the aggregate at least one-third (33 1/3 percent) of our outstanding share capital, shall constitute a quorum. If at any time we only have one member, such member in person, by proxy or if a corporation by its representative, shall constitute a quorum.

Borrowing Powers

Subject to the Articles and the Companies Act 2006, the Board may:

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exercise all of our powers as a company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part of it, and subject to the provisions of the Statutes, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or of any third party;
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secure or provide for the payment of any money to be borrowed or raised by a mortgage of or charge upon all or any part of the undertaking or property of ours, both present and future, and upon any capital remaining unpaid upon our shares whether called up or not, or by any other security;
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confer upon any mortgagees or persons in whom any debenture or security is vested such rights and powers as they think necessary or expedient;
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vest any of our property in trustees for the purpose of securing any money so borrowed or raised and confer upon the trustees, or any receiver to be appointed by them, or by any debenture holder, such rights and powers as the Board may think necessary or expedient in relation to the undertaking or our property or its management or realization, or the making, receiving, or enforcing of calls upon the members in respect of unpaid capital, and otherwise;
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make and issue debentures to trustees for the purpose of further security and we may remunerate any such trustees;
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give security for the payment of any money payable by us in the same manner as for the payment of money borrowed or raised.

Capitalization of Profits

The directors may, with the authority of an ordinary resolution of ours:

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resolve to capitalize any of our undivided profits (including profits standing to the credit of any reserve), whether or not they are available for distribution, or any sum standing to the credit of our share premium account, redenomination reserve or capital redemption reserve;
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appropriate the profits or sum resolved to be capitalized to the members in proportion to the nominal amount of ordinary shares, whether or not fully paid, held by them respectively, and apply such profits or sum on their behalf, either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by such members respectively, or in paying up in full shares or debentures of ours of a nominal amount equal to such profits or sum, and allot and distribute such shares or debentures credited as fully paid up, to and amongst such members, or as they may direct, in due proportion, or partly in one way and partly in the other;
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resolve that any shares allotted under this regulation to any member in respect of a holding by him or her of any partly paid ordinary shares will, so long as such ordinary shares remain partly paid, rank for dividends only to the extent that such partly paid ordinary shares rank for dividend;
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make such provisions by the issue of fractional certificates or by payment in cash or otherwise as the Board think fit for the case of shares or debentures becoming distributable under this regulation in fractions; and

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authorize any person to enter on behalf of all the members concerned into an agreement with us providing for the allotment to them respectively, credited as fully paid up, of any shares or debentures to which they may be entitled upon such capitalization and any agreement made under such authority being effective and binding on all such members.

Uncertificated Shares

Under and subject to the Uncertificated Securities Regulations 2001 (SI 2001/3755), or the Uncertificated Securities Regulations, the Board may permit title to shares of any class to be evidenced otherwise than by certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a particular class may only be evidenced otherwise than by a certificate where that class of shares is at the relevant time a participating class. The Board may also, subject to compliance with the Uncertificated Securities Regulations, determine at any time that title to any class of shares may from a date specified by the Board no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

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In relation to a class of shares which is a participating class and for so long as it remains a participating class, no provision of the Articles shall apply or have effect to the extent that it is inconsistent in any respect with:
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the holding of shares of that class in uncertificated form;
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the transfer of title to shares of that class by means of a relevant system; or
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any provision of the Uncertificated Securities Regulations; and, without prejudice to the generality of this article, no provision of the Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the operator so long as that is permitted or required by the Uncertificated Securities Regulations, of an operator register of securities in respect of that class of shares in uncertificated form.

Shares of a class which is at the relevant time a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Uncertificated Securities Regulations.

If, under the Articles or the Statutes, we are entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share, then, subject to the Articles and the Statute, such entitlement shall include the right of the Board to: (i) require the holder of the uncertificated share by notice in writing to change that share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated share for as long as the Board requires; (ii) appoint any person to take such other steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and (iii) take such other action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.

Unless the Board determines otherwise, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form but a class of shares shall not be treated as two classes simply because some shares of that class are held in certificated form and others in uncertificated form.

Description of American Depositary Shares

Stock Exchange Listing

Our ADSs have been listed on the Nasdaq Capital Market under the symbol “AKTX” since September 21, 2015.

American Depositary Shares

Deutsche Bank Trust Company Americas, as our depositary, registers and delivers the ADSs. Each ADS represents ownership of 2,000 ordinary shares deposited with Deutsche Bank AG, London Branch with its principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, U.K., as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property, which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as shareholders and accordingly, ADS holders, do not have shareholder rights. English law governs shareholder rights. The depositary or its custodian is the holder of the ordinary shares underlying the ADSs. A holder of ADSs only has ADS holder rights. A deposit agreement among us, the depositary and the ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.

Holding the ADSs

Each holder of ADSs may hold their ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in the name of the holder, or (b) by holding ADSs in the DRS, or (2) indirectly through each holder’s broker or other financial institution. If one holds ADSs directly, then they are an ADS holder. The description set forth herein assumes that each holder holds their ADSs directly. If a holder holds the ADSs indirectly, they must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described in this section. Each holder of ADSs should consult with their broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. The holder of ADSs receives these distributions in proportion to the number of ordinary shares their ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary converts any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. The depositary holds the foreign currency it cannot convert for the account of the ADS holders who have not been paid. The depositary does not invest the foreign currency and is not liable for any interest.

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Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary only distributes whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.
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Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to ADS holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.
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Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to ADS holders. We must first instruct the depositary to make such rights available to ADS holders and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary allows rights that are not distributed or sold to lapse. In that case, ADS holders receive no value for them. If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on ADS holders’ behalf. The depositary will then deposit the shares and deliver ADSs to ADS holders. The depositary only exercises rights if ADS holders pay it the exercise price and any other charges the rights require that ADS holders to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
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Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to ADS holders, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to ADS holders a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if an ADS holder or its broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holder requests and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our ordinary shares, the depositary will cause ownership of the appropriate whole number of our ordinary shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional ordinary share or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

As an ADS holder, you may instruct the depositary how to vote the deposited shares your ADSs represent. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out your voting instructions or for the manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

Fees and Expenses

As a holder of ADSs, you will be required to pay the following fees to the depositary under the terms of the deposit agreement:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued
Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to $0.02 per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held
Operation and maintenance costs in administering the ADSs	An annual fee of $0.02 per ADS held
Inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for England and Wales

An annual fee of $0.01 per ADS held (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions)

Payment of Taxes

As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until thirty (30) days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by virtue of continuing to hold your ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;
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are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;
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are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;
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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf, as an ADS holder, or on behalf of any other party;
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may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;
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disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;
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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and
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disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, as an ADS holder, or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;
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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

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when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;
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when you owe money to pay fees, taxes and similar charges; or
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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

Plan of Distribution

We are registering the ordinary shares represented by ADSs issued and the ordinary shares represented by ADSs issuable upon exercise of the Warrants to permit the resale of these ordinary shares represented by ADSs by the holders of these ADSs and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the Warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

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on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
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in the over-the-counter market;
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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
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through the writing of options, whether such options are listed on an options exchange or otherwise;
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution in accordance with the rules of the applicable exchange;
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privately negotiated transactions;
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short sales;
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sales pursuant to Rule 144;
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broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
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a combination of any such methods of sale; and
•
any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the ADSs or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $120,588 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

Legal Matters

Certain legal matters of United States federal law will be passed upon for us by Goodwin Procter LLP, Redwood City, California. The validity of the ordinary shares represented by ADSs and certain other matters as to English law will be passed upon for us by Goodwin Procter LLP, London, England.

Experts

The consolidated financial statements of Akari Therapeutics, Plc (the Company) as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements of Peak Bio, Inc. as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph expressing substantial doubt about the ability of Peak Bio, Inc. to continue as a going concern.

Where You Can Find More Information

This prospectus is part of the registration statement on Form S-3 filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document.

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov and in the “Investor Relations” section of our website at www.akaritx.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

(1)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 15, 2025;
(2)
our current Reports on Form 8-K filed with the SEC on March 3, 2025 and March 20, 2025; and
(3)
the description of our ordinary shares contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025, and any amendment or report filed with the SEC for the purposes of updating the description.

We also incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the following information filed with the SEC:

(1) the audited consolidated financial statements of Peak Bio for the fiscal year ended December 31, 2023, contained on pages F-1 through F-35 filed as part of Peak Bio’s Annual Report on Form 10-K;

(2) the audited consolidated financial statements of Peak Bio for the fiscal year ended December 31, 2022, contained on pages F-1 through F-35 filed as part of Peak Bio’s Annual Report on Form 10-K; and

(3) Peak Bio’s unaudited financial statements for the fiscal quarter ended September 30, 2024 contained in Item 1 of Peak Bio’s Quarterly Report on Form 10-Q.

The foregoing should also be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2024 and our other SEC filings and public disclosures.

We also incorporate by reference any future filings (other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Akari Therapeutics, Plc, 22 Boston Wharf Road FL 7, Boston, MA 02210, Attention: Abizer Gaslightwala.

Enforcement of Foreign Judgments

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

It may be difficult for U.S. investors to bring and/or effectively enforce suits against our company in England. Although English courts do recognize U.S. judgments unless there is an overriding jurisdictional or public policy reason not to do so, if a judgment is obtained in the U.S. courts based on the civil liability provisions of U.S. federal securities laws against us, difficulties may arise in enforcing the judgment against us in the English courts. The enforceability of any U.S. judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. It may similarly be difficult for U.S. investors to bring an original action in the English courts to enforce liabilities based on U.S. federal securities laws.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the issuance and distribution of the securities being registered by this registration statement. None of the expenses listed below are to be borne by any of the selling shareholders named in the prospectus that forms a part of this registration statement. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$5,588
Printing expenses	$15,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Total	$120,588

Item 15. Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 16. Exhibits

The following exhibits are attached hereto:

Exhibit No.	Description
3.1	Amended Articles of Association of Akari Therapeutics, Plc (incorporated by reference to the Exhibit 3.1 to Registrant’s Current Report on Form 6-K, as filed with the SEC on July 7, 2023).
4.1

Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the exhibit 99.(A) previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012).

4.2

Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013).

4.3

Form of American Depositary Receipt; the Form is Exhibit A of Amendment No. 1 to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012).

4.4

Form of Amendment No. 2 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015).

4.5

Form of Amendment No. 3 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on August 17, 2023).

4.6

Form of American Depositary Receipt; the Form is Exhibit A of Amendment No. 2 to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015).

4.7

Form of Series D Warrant issued by Akari Therapeutics, Plc in connection with the November Private Placement (incorporated by reference to Exhibit 4.1 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on November 14, 2024).

4.8

Form of Pre-Funded Warrant issued by Akari Therapeutics, Plc in connection with the March Private Placement (incorporated by reference to Exhibit 4.1 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on March 3, 2025).

4.9

Form of Series A Warrant issued by Akari Therapeutics, Plc in connection with the March Private Placement (incorporated by reference to Exhibit 4.2 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on March 3, 2025).

4.10

Form of Series B Warrant issued by Akari Therapeutics, Plc in connection with the March Private Placement (incorporated by reference to Exhibit 4.3 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on March 3, 2025).

5.1*	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
10.1

Form of Securities Purchase Agreement dated as of November 13, 2024 between Akari Therapeutics, Plc and the purchasers party thereto (incorporated by reference to Exhibit 10.1 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on November 14, 2024).

10.2

Form of Securities Purchase Agreement dated as of March 2, 2025 between Akari Therapeutics, Plc and the purchasers party thereto (incorporated by reference to Exhibit 10.1 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on March 3, 2025).

23.1*	Consent of BDO USA, P.C.
23.2*	Consent of Marcum LLP
23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page)
107*	Filing Fee Table

* Filed Herewith.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 17. Undertakings

(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on this May 6, 2025.

AKARI THERAPEUTICS, PLC

By:	/s/ Abizer Gaslightwala
Abizer Gaslightwala
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer of AKARI THERAPEUTICS, PLC whose signature appears below hereby constitutes and appoints Abizer Gaslightwala and Torsten Hombeck, and each of them, his/her true and lawful attorneys-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Abizer Gaslightwala	President, Chief Executive Officer and Director	May 6, 2025
Abizer Gaslightwala	(principal executive officer)

/s/ Torsten Hombeck, Ph.D.	Chief Financial Officer	May 6, 2025
Torsten Hombeck, Ph.D.	(principal financial and accounting officer)

/s/ Hoyoung Huh, M.D., Ph.D.	Chairman	May 6, 2025
Hoyoung Huh, M.D., Ph.D.

/s/ Ray Prudo, M.D.	Director	May 6, 2025
Ray Prudo, M.D.

/s/ Samir R. Patel, M.D.	Director	May 6, 2025
Samir R. Patel, M.D.

/s/ James Neal	Director	May 6, 2025
James Neal

/s/ Sandip I. Patel	Director	May 6, 2025
Sandip I. Patel

/s/ Robert Bazemore	Director	May 6, 2025
Robert Bazemore